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            AMENDMENT OF AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     THIS AGREEMENT, made and entered into as of October 1, 1996 (the "Effective Date"), by and between Victor H. Blake (the "Executive") and LaSalle Re Limited (the "Company");

                               WITNESSETH THAT:
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     WHEREAS, the parties have previously entered into an employment agreement dated as of April 1, 1994, which employment agreement was previously amended and restated as of October 1, 1995 (as so amended and restated, the "Amended and Restated Employment Agreement"); and

     WHEREAS, further amendment of the Amended and Restated Employment Agreement is now desirable to reflect certain recommendations of the Compensation Committee;

     NOW, THEREFORE, it is hereby agreed by and between the Company and the Executive as follows:

1. The following is substituted for the first sentence of paragraph 2(a) of the Amended and Restated Employment Agreement, effective as of October 1, 1996:

     "The Executive shall receive, for each 12-consecutive month period beginning on October 1, 1996 and each anniversary thereof, in substantially equal monthly or more frequent installments, an annual base salary of $575,000 (the "Salary")."

2. The following is substituted for paragraph A-2 of Exhibit A of the Amended and Restated Employment Agreement, effective as of October 1, 1996:

     "A-2 Guidelines. The bonus shall be determined in accordance with the following guidelines:

     . The bonus shall be earned and paid annually based upon the Company's Rate of Return (defined below) achieved for each fiscal year of the Company, while the Executive is employed by the Company.

     . An annual bonus calculation will be based on the Company's Rate of Return earned each year. If the Company's Rate of Return for any year exceeds 15%, the bonus will be paid according to the following formula:

               - For each 1% (or portion thereof) improvement in Rate of Return above 15% and up to and
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                    including 25%, an additional 10% (or portion thereof) of
                    Base Salary will be paid; and

               - For each 1% (or portion thereof) improvement in Rate of Return from 26% and up to and including 35%, an additional 5% (or portion thereof) of Base Salary will be paid, up to a maximum of 150% of Base Salary if the Company achieves a 35% Rate of Return in that year.

               - The maximum bonus would be $862,500 and the maximum total annual salary and bonus would be $1,437,500.

     . The initial formula contemplates short tail business only. If the Board adjusts the business plan, an additional plan would be established for the long tail business.

     . The "Rate of Return" for any fiscal year shall be equal to the net income of the Company for the fiscal year, divided by shareholders' equity at the beginning of the period (as determined on the basis of U.S. generally accepted accounting principles). For purposes of this calculation any unrealized appreciation or depreciation of the Company's investments shall be disregarded (both as to the numerator and the denominator). "

     IN WITNESS THEREOF, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, and its corporate seal to be hereunto affixed, all as of the day and year first above written.

                                                    /s/ Victor H. Blake
                                             -----------------------------------
                                                        Victor H. Blake



                                                       LaSalle Re Limited

                                                     /s/ Lester Pollack
                                             -----------------------------------
                                                         Lester Pollack
                                                           Chairman -
                                                    Compensation Committee